CONTACT: GREG SKAAR
                                                         Chief Financial Officer
                                                                    262-268-6800
FOR IMMEDIATE RELEASE:
---------------------

                      Edison Control Corporation Announces
                       Preliminary Results for Fiscal 2002

PORT WASHINGTON, WI, MARCH 12, 2003 - Edison Control Corporation (the "Company") (OTCBB: EDCO) announced preliminary net sales and net income for its 2002 fiscal year ended January 31, 2003.

Net sales for the year ended January 31, 2003 ("fiscal 2002") decreased $61,734 or .2% to $27,390,816 compared with $27,452,550 for the year ended January 31, 2002 ("fiscal 2001"). The acquisition of South Houston Hose on November 1, 2001 accounted for increased sales of $1,895,389 for the year ended January, 31, 2003. Ultra Tech net sales decreased by $734,474 for the year ended January 31, 2003. Ultra Tech's sales volume will fluctuate based on its ability to attain project sales in the industries it serves. ConForms U.S. net sales decreased $1,380,385 for the year ended January 31, 2003. The economic slowdown has resulted in a soft concrete pumping accessories market as end users' business levels have decreased and other equipment manufacturers have seen a significant decrease in new equipment sales.

Net income of $1,141,559, or $.66 and $.52 per share, basic and diluted, respectively, for fiscal 2002 represented a decrease of $1,576,749 (58.0%), from net income of $2,718,308, or $1.20 and $1.01 per share, basic and diluted, respectively, for fiscal 2001. The decrease in net income is due to the inclusion of approximately $1,250,000 of compensation expense relating to fiscal 2002 stock option activity combined with gross margin reductions of approximately $620,000 for ConForms' and approximately $350,000 for Ultra Tech due to lower sales for the year ended January 31, 2003. The Company adopted Statement of Financial Accounting Standard No. 142, and ceased the amortization of goodwill, effective February 1, 2002. Under the new standard, pro forma income per diluted share in the year ended January 31, 2002 would have been $1.09, had goodwill not been amortized. The Company completed the transitional impairment test during the quarter ended July 31, 2002 and determined that no impairment of goodwill exists.

Construction Forms, headquartered in Port Washington, Wisconsin is the wholly owned subsidiary of Edison Control Corporation and has three operating units. ConForms, the principal operating unit, designs, manufactures, and distributes concrete pumping systems and accessories. Ultra Tech, the other operating unit, is engaged in the manufacturing and marketing of abrasion resistant piping systems which are used extensively in mining, pulp and paper mills, waste water treatment plants, and coal-fired electric utility plants, as well as in concrete pumping applications. South Houston Hose is a distributor of industrial hose and fittings.

                                          Fiscal Year Ended January 31,
                                          -----------------------------
                                         2003 (Unaudited)           2002
                                         ----------------           ----
                         Net sales       $27,390,816                $27,452,550
                         Net income      $1,141,559                 $2,718,308

       Net income per share-basic        $.66                       $1.20
       Net income per share-diluted      $.52                       $1.01
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